EXHIBIT 99.4
------------
(Form S-3)


                               SALES AGREEMENT
                               ---------------

      THIS SALES AGREEMENT, made and entered into on this 29th day of February, 1996, among Virgil R. Williams and James N. Williams as Seller (hereinafter referred to as "Seller"), EASLAN CAPITAL OF ATLANTA, INC., as purchaser (hereinafter referred to a s "Purchaser"), and Belkofer & Company, Inc. and Williams-Adair Realty Corp. as licensed real estate brokers in the state of Georgia (hereinafter referred to as "Brokers").

                                 WITNESSETH

      FOR AND CONSIDERATION of the sum of Twenty Five Thousand and No/100 Dollars ($25,000) in check paid to an interest bearing account of Belkofer & Company, Inc. within three (3) business days of Seller's execution, as Purchaser's Earnest Money and in further consideration of the covenants and agreements contained in this Agreement, IT IS HEREBY COVENANTED AND AGREED among the parties hereto as follows:

      1. PURCHASE AND SALE. Upon all the terms and conditions hereinafter set forth, Seller shall sell and Purchaser shall purchase from Seller all that tract or parcel of land being approximately 21,584 acres and 40 rental units being more particularly described in Exhibit "A" attached hereto and incorporated herein by reference, together with any and all improvements and appurtenances located thereon; said land, together with such improvements, is hereinafter referred to as "the Property".

      2. PURCHASE PRICE. The purchase price of the Property shall be Four Million Three Hundred Thousand dollars ($4,300,000), subject to adjustment as hereinafter provided.

      3. SURVEY. Purchaser, at Purchaser's sole cost and expense, may cause a survey of the Property to be prepared by a land surveyor registered under the laws of Georgia and designated by Purchaser. The survey shall show the location of the flood plain and the acreage of the Property to the nearest one-thousandth (1/1000th) of an acre. The description of the Property used in Seller's Limited Warranty Deed conveying the Property to Purchaser shall be the legal description contained in Exhibit "A" and, in addition, Seller shall convey title to the Property to Purchaser pursuant to a Quitclaim Deed according to such new survey legal description, if applicable.

      4. METHOD OF PAYMENT. The Purchase Price shall be paid in cash, good funds or cashier's check at closing, or Purchaser agrees that, upon request by Seller, Purchaser will cooperate with Seller in such a manner as to permit Seller to convey the Property as part of a tax free exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended; provided, however, that Purchaser shall not incur any

      5. TITLE. Seller warrants that Seller presently has title to the Property, and, at the time the sale is closed, Seller shall convey good and marketable title to the Property to Purchaser by Limited Warranty Deed subject only to the following exceptions (the "Permitted Title Exceptions"); (1) Zoning ordinances affecting the Property; and (2) general utility easements serving the Property. Good and marketable title is hereby defined as title which is insurable by a national title insurance company at its standard rates and without exception. Thirty (30) days prior to closing, Purchaser shall furnish Seller with a written statement of objections affecting the marketability of said title. Seller shall have a reasonable time (not to exceed twenty (20) days) after receipt of such objections within which to satisfy all valid objections. Seller shall use Seller's best efforts to satisfy such valid objections within said time. If Seller fails to satisfy such valid objections within said time, then, at the option of the Purchaser, to be exercised by written notice to Seller, Purchaser may (i) accept the title to the Property with such defects and close, or (ii) all Earnest Money shall be returned to Purchaser and Purchaser may exercise its rights as provided in Paragraph 7.

      6. CLOSING. This sale shall be closed at the offices of Purchaser's attorney in Atlanta, Georgia, at a date and time selected by Purchaser, on or before May 30, 1996 (i.e., "date of Closing" or "Closing"). Notwithstanding the above, at the option of Purchaser, exercisable by written notice to Seller, the Closing date may be extended for thirty (30) calendar days for an additional Twenty Five Thousand Dollars ($25,000) in non-refundable earnest money. Said money shall be applied to Purchase Price. At Closing hereunder, the Property shall be conveyed free and clear of all liens, encumbrances, restrictions, assessments, and encroachments, except Permitted Title Exceptions. At Closing hereunder, Seller shall convey the Property to Purchaser by Limited Warranty Deed, which Deed shall be duly witnessed and notarized for recording in the State of Georgia. Possession of the Property shall be granted to Purchaser at Closing. Seller shall pay the Georgia transfer tax on said Limited Warranty Deed. Seller and Purchaser shall prorate between themselves as of the date of Closing, all real estate taxes on the Property, provided, however, that any and all assessments for work completed prior to Closing shall not be prorated, but shall be paid by Seller at Closing.

      7. DEFAULT. If the purchase and sale of the Property contemplated hereby is not consummated in accordance with the terms and conditions of this Agreement due to circumstances or conditions which constitute a default by Purchaser hereunder, the Earnest Money then, on deposit, shall be delivered to Seller as full liquidated damages for such default, the parties acknowledging that Seller's actual damages in the event of a default by Purchaser hereunder will be difficult or impossible to accurately estimate, and the parties expressly acknowledge that retention of the Earnest Money, and any interest earned thereon, is intended not as a penalty, but as full liquidated damages, and a reasonable pre-estimate of the probable loss resulting from such a default. The parties expressly acknowledge that the delivery of the Earnest Money to Seller shall be the sole and exclusive remedy of Seller by reason of any default by Purchaser hereunder, and Seller shall not sue Purchaser for specific performance of this Agreement or to prove that Seller's actual damages exceed the Earnest Money which is herein provided. If sale of the Property contemplated hereby is not consummated in accordance with the terms and conditions of this Agreement due to any circumstances or conditions other than a default by Purchaser hereunder, the Earnest Money shall be refunded to Purchaser promptly upon request, and Purchaser may exercise such rights and remedies as may be provided for in this Agreement or as may be provided for or allowed by law or in equity, including but not limited to specific performance.

      8. AGREEMENTS AFFECTING THE PROPERTY. Seller hereby covenants and agrees with Purchaser that, so long as this Agreement remains in full force and effect, Seller shall not sell, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, any portion of the Property or any interest or rights therein, without the express consent of Purchaser. Said consent not to be unreasonably withheld.

      9. CONDITION OF PROPERTY. Commencing upon the date of this Agreement and extending through Closing hereunder, the Property shall remain in the same condition as on the date hereof, except, however, for natural wear and tear, condemnation, acts of God and occurrences over which Seller has no control. Except as may be necessary for the examination provided in Paragraph 10, neither Seller nor Purchaser shall in any manner disturb, cut or remove any trees, shrubs, bushes or dirt from the Property during said period, and the risk of loss for any casualty to said Property shall remain upon Seller.

      10. ACCESS TO EXAMINATION OF THE PROPERTY. Subject to the provision of Paragraph 9 above, Purchaser, personally or through agents, employees, or contractors, may go upon the Property at any time or from time to time prior to the Closing to make boundary line or topographical surveys and to conduct such soil, engineering, environmental, other tests, investigations, and analyses of the Property as Purchaser deems desirable, provided, same is done in a reasonable manner consistent with good engineering, surveying or similar practices. Purchaser hereby indemnifies and saves Seller harmless from any claim liability, cost, or expenses (including attorneys fees), that may arise against Seller by reason of Purchaser's physical access to the Property for such surveys, tests, analyses and investigations.

      11. BROKERAGE DISCLOSURE AND COMMISSION. Seller and Purchaser each represent and warrant to the other that neither has employed, retained or consulted any broker, agent or other finder with respect to the Property or in carrying on negotiations relative to this Agreement except as provided for below, and Seller and Purchaser shall indemnify and hold the other harmless from and against any and all claims, demands, causes or action, debts, liabilities, judgments and damages (including costs and reasonable attorneys fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the other on account of any brokerage fee, commission or other compensation arising in breach of this representation and warranty. Seller and Purchaser hereby acknowledge that Williams-Adair Realty Corp. has acted as agent for Seller and Belkofer & Company, Inc. has acted as agent for Purchaser. Seller hereby agrees that all commissions due Brokers shall be paid by Seller at Closing. Seller shall pay a commission of six percent (6%) of the total purchase price and said commission shall be divided equally between Belkofer & Company, Inc. and Williams-Adair Realty Corp. Seller acknowledges that Easlan Capital of Atlanta, Inc. is a licensed real estate broker acting as a principal in this transaction. The commission shall be earned and paid if and only if the closing of this sale actually occurs.

      12.   GENERAL WARRANTIES.  Seller warrants and represents that:

            (a) Seller knows of no public improvements which have been ordered to be made and/or which have not hereto been completed, assessed and paid for;

            (b) There is no litigation or proceeding pending, or to Seller's knowledge threatened, against Seller, or against or relating to all or any part of the Property, nor does Seller know or have reasonable grounds to know of any basis for any such action.

            (c) Seller has no knowledge of any pending or threatening condemnation or eminent domain proceedings which would affect any of the Property; and

            (d) Seller is the owner in fee simple of the Property and has full right, power and authority to enter into this Agreement and to execute all documents required hereby to be executed by the Seller herein.

      13. FEASIBILITY. Notwithstanding anything contained herein, this Agreement and the obligations of Purchaser hereunder are conditioned upon Purchaser determining the feasibility of his proposed development or intended purpose for the property. Purchaser shall have Sixty (60) days from the date of Contract execution to investigate the feasibility of utilizing the Property for the intended purpose or proposed development.
If Purchaser determines, in Purchaser's sole discretion, that the Property is not suitable to his proposed development, or intended purpose, then he shall notify Seller on or before the expiration of said Sixty (60) day period and all Earnest Money together with interest earned thereon shall be refunded to Purchaser and this agreement shall become null and void and neither of the parties shall thereafter have any further obligation to one another. Purchaser shall turn over to Seller all surveys, plans, studies and/or reports that he has in his possession relating to the Property. If no such notice shall be timely given by Purchaser as provided above, then Purchaser shall be deemed to have waived his right to terminate this agreement as provided, in this paragraph, and the Earnest Money shall become non-refundable except for Seller's default or as otherwise provided in this agreement. Should Purchaser close on said Property, than all Earnest Money paid to date shall be credited against the Purchase Price.

      14. CONDEMNATION. In the event of the institution of any proceedings, judicial, administrative or otherwise, which shall relate to the proposed taking of any portion of the Property by eminent domain prior to Closing, Purchaser shall have the right and option to terminate this Agreement at any time prior to Closing by giving the Seller notice to such effect at any time after Purchaser's receipt of any such occurrence or occurrences. Seller hereby agrees to furnish Purchaser written notification in respect thereof within forty eight (48) hours from the Seller's receipt of any such notification. Should Purchaser so terminate this Agreement, then all Ernest Money paid by Purchaser hereunder shall immediately be returned to Purchaser and, thereupon, the parties hereto shall be released from their respective obligations and liabilities hereunder. In the event Purchaser does not elect to terminate this agreement because of such taking, at the Closing hereof, Seller shall assign to Purchaser all of Seller's right, title and interest in any award arising out of such taking.

      15. MISCELLANEOUS DOCUMENTS. contemporaneously with the execution by Seller, Seller agrees to deliver to Purchaser a copy of any title policy, survey and any and all letters from municipal or county authorities concerning or relating to right of ways, zoning, curb cuts, utilities, assessments, rock and soil tests and taxes affecting the Property which are in the possession of Seller.

      16. HEIRS AND ASSIGNS. The Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, legal representatives, successors, and assigns.

      17. NOTICES. Any notice required or permitted to be given hereunder shall be sufficient if in writing and sent by U.S. Certified Mail, prepaid postage, to the party being given such notice at the following addresses:

            SELLER:                       SELLER'S BROKER:
            Mr. Virgil R. Williams        Forrest Adair Corp.
            Mr. James N. Williams         Williams-Adair Realty Place
            c/o Forrest Adair             2056 West Park
            Williams-Adair Realty Corp.   Suite A
            Suite A                       Stone Mountain, GA  30087
            Stone Mountain, GA  30087     Telecopy No:  (404) 469-3089
            Telecopy No: (404) 469-3089

            PURCHASER:                    PURCHASER'S BROKER:
            Easlan Capital of
            Atlanta, Inc.                 George W. Belkofer
            1995 North Park Place         Belkofer & Company, Inc.
            Suite 100                     2700 Delk Road
            Atlanta, GA  30339            Suite 100
            Attn:  Kent S. Levenson       Marietta, GA  30067
            Telecopy No: (770) 952-4670   Telecopy No: (770) 952-5922

















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Any party may change such address by giving the other parties hereto notice of such change of address. Notice given as hereinabove provided shall be deemed received by the party to whom it is addressed on the calendar day following the date on which said notice is deposited in the mail.

18. MISCELLANEOUS. If all or any portion of any of the provisions of this Agreement shall be declared invalid by laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto; provided, however, that if the performances of such excused provision materially affect any aspect of this transaction, then the party hereto for whose benefit such excused provision was inserted in the Agreement shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to terminate this Agreement; thereupon this Agreement shall be null and void, and Purchaser's said Earnest Money deposit shall be promptly refunded to Purchaser.

19. OFFER AND EFFECTIVE DATE. The instrument shall be regarded as an offer by Purchaser to Seller and is open for acceptance and delivery thereby until the 29th day of February, 1996, after which date this Agreement, if unaccepted, shall be null and void and of no force and effect whatsoever; the date of an acceptance shall be inserted at such time of acceptance and delivery in the space provided therefore on the first page of this Agreement.

20. CONDITIONS OF CLOSING. The Closing contemplated by the agreement shall be subject to Purchaser's verification during the first sixty (60) days after mutual execution of the Agreement that:

      a) The Property can and will be zoned for Buyer's intended use to develop as a multi-family apartment project having 13 units per acre.

      b) All utilities are available in sufficient capacity and at Closing will be accessible to the Property at the property lines, without constructing any lift stations, or incurring any other extraordinary costs or fees associated with Buyer connecting to the utilities. Buyer to satisfy this condition during (60) day feasibility period as provided in Paragraph 13.

      c) The appropriate authorities will issue building permits for multi-family apartments.

      d) Buyer finds no unrippable rock or non-compatible soils on the site.

      e) Buyer will obtain a Phase I environmental report satisfactory to Buyer, and a Phase II if Buyer deems necessary based on Phase I.

      f) Buyer determines that there are no archeological finds or endangered species that may affect development.

















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      g)    Buyer is not restricted by any tree ordinance from removing all trees necessary for construction of Buyer's development.

      h) Buyer obtains an acceptable wetlands delineation showing no wetlands on the Property.

      i) The appropriate authorities will allow Buyer signage rights on GA Hwy. (78).

      j) Seller will convey free and clear fee simple title to the Property by Limited Warranty Deed.

      k)    The exact delineation of the 21.58 acres to be agreed upon.

      l) Other than existing leases, there are no other contracts related to the Property that cannot be terminated.

IN WITNESS WHEREOF, the parties hereto have set their hand and seals hereunder and have caused this Agreement to be executed in their names and their corporate seals to be affixed by their officers duly authorized thereunto, the day and year first above written.



"SELLER"                            "SELLER"

Virgil R. Williams                  James M. Williams, Jr.

By:   /s/ VIRGIL R. WILLIAMS        By:   /s/ JAMES M. WILLIAMS, JR.
      -------------------------           ------------------------------


"PURCHASER"

Easlan Capital of Atlanta, Inc.

BY:   /s/ KENT S. LEVENSON
      -------------------------


TITLE: President
      -------------------------


"BROKER"                            "BROKER"

Belkofer & Company, Inc.            Williams-Adair Realty, Inc.

By:   /s/ GEORGE BELKOFER, JR.      By:   /s/ FOREST L. ADAIR
      --------------------------          ------------------------------

Title: President                    By:   President
      --------------------------          ------------------------------

                             FIRST AMENDMENT TO
                         PURCHASE AND SALE AGREEMENT

      THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "First Amendment") is made and entered into as of this 25th day of April, 1996, by and between EASLAN CAPITAL OF ATLANTA, INC., a Georgia corporation (hereinafter referred to as the "Purchaser"), VIRGIL R. WILLIAM and JAMES
N. WILLIAMS, individual residents of the State of Georgia (hereinafter referred to as the "Seller") and BELKOFER AND COMPANY, INC., a Georgia corporation, and WILLIAMS-ADAIR REALTY CORP., a Georgia corporation (hereinafter referred to as the "Brokers").


                                 WITNESSETH:

      WHEREAS Seller, Purchaser and Brokers entered into that certain Sales Agreement having an effective date of February 29, 1996 (the "Agreement") relating to that certain parcel of real property, containing 21.58 acres of land and 40 rental units lying in Land Lot 54 of the 6th District of Gwinnett County, Georgia and being more particularly described on EXHIBIT "A" attached to the Agreement (the "Property"); and

      WHEREAS, the parties desire to amend the Agreement pursuant to the terms hereinafter provided.

      NOW, THEREFORE, for and in consideration of Ten and No/100 ($10.00) Dollars, and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto do agree as follows:

      1. DEFINITIONS. Terms which are used herein with an initial capital letter, shall have the meaning ascribed herein, or if not defined herein, the meaning ascribed in the Agreement.

      2. FIRST AMENDMENT. The Agreement is hereby amended by adding the following paragraphs at the end of Section 2 of the Agreement:

      "it is expressly understood and agreed, however, that the Purchase price to be paid at Closing shall be reduced as provided in subparagraphs
(a) and (b) below:

      (a) The Purchase Price is based on Purchaser's being able to develop 212 apartment units on the Property. Said capacity to be determined during feasibility study per Section 13.

      (b) The Purchase Price shall be reduced by an amount equal to the cost of repairs to be made to the existing building in accordance with the report of Purchaser and Seller to negotiate, in good faith, the cost of repairs noted on report of Newbanks & Associates. The agreed amount to be an adjustment of purchase price.

      3. SECOND AMENDMENT. Section 6 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting in lieu thereof the following:

      "This sale shall be closed at the offices of Purchaser's attorney in Atlanta, Georgia on or before thirty (30) days following the expiration of the Inspection Period (as hereinafter defined) at a date and time selected by Purchaser (the "Date of Closing" or "Closing").

      4. THIRD AMENDMENT. Section 13 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

      "13. FEASIBILITY. Notwithstanding anything contained herein, this Agreement and the obligations of Purchaser hereunder are conditioned upon Purchaser determining the feasibility of the proposed development or intended purpose for the Property. Purchaser shall have ninety (90) days from the date of Contract execution to investigate the feasibility of utilizing the Property for the intended purpose or proposed development (the "Inspection Period"). If Purchaser determines, in Purchaser's sole discretion, that the Property is not suitable to his proposed development or intended purpose, then he shall notify Seller on or before the expiration of the Inspection Period and all Earnest Money together with interest earned thereon shall be refunded to Purchase and this Agreement shall become null and void and neither of the parties shall thereafter have any further obligation to the other. Purchaser shall turn over to Seller all surveys, plans, studies and/or reports that he has in his possession relating to the Property. If no such notice shall be timely given by Purchaser as provided above, then Purchaser shall be deemed to have waived his right to terminate this Agreement as provided in this paragraph and the Earnest Money shall become non-refundable except for Seller's default or as otherwise provided in this Agreement. Should Purchaser close on said Property, then all Earnest Money paid to date shall be credited against the Purchase Price."

      5. FOURTH AMENDMENT. The Agreement is hereby amended by added an additional section (Section 21) at the end of the Agreement to read as follows:

      "21. SELLER'S OBLIGATIONS. It is expressly understood and agreed that the Sellers' and Purchasers' Cost shall endeavor to cause Gwinnett County to abandon the public road located on the Property. The date of recordation of the applicable abandonment documentation is herein referred to as the "Road Abandonment Date". In addition, the Seller shall endeavor to cause the removal of asbestos from the existing buildings on the Property. The date of completion of removal of the asbestos from the existing buildings on the Property is referred to herein as the "Asbestos Removal date". Notwithstanding anything contained herein to the contrary, the Closing shall occur on the later of (i) thirty (30) days following the Road Abandonment Date and the Asbestos Removal Date or (ii) thirty (30) days following the expiration of the Inspection Period.

      6. EFFECT. Except as hereby amended, and as so amended, the Agreement is and shall remain in full force and effect.

      7. MISCELLANEOUS. This First Amendment shall be governed by and construed in accordance with the laws in the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Amendment may be executed in one or more counterparts, which when signed by the parties hereto shall be collectively deemed to be one and the same Amendment. Original signatures transmitted via facsimile shall be acceptable for purposes of executing this First Amendment provided that executed counterpart originals are delivered within five (5) business days from the date hereof.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this First Amendment to be duly authorized, executed, and delivered as of the day and year first above written.

                              SELLER


                              /s/ VIRGIL R. WILLIAMS
                              ------------------------------
                              Virgil R. Williams


                              /s/ JAMES M. WILLIAMS
                              ------------------------------
                              James M. Williams


                              PURCHASER:

                              EASLAN CAPITAL OF ATLANTA, INC.

                              By:   /s/ KENT S. LEVENSON
                                    ------------------------------
                                    Kent S. Levenson, President


                              BROKERS:

                              BELKOFER AND COMPANY, INC.

                              By:   /s/ GEORGE BELKOFER, JR.
                                    ------------------------------
                                    George Belkofer, Jr.


                              WILLIAMS-ADAIR REALTY CORP.

                              BY:   /s/ FOREST L. ADAIR
                                    ------------------------------
                                    Forest L. Adair

                     SECOND AMENDMENT TO SALES AGREEMENT

      THIS SECOND AMENDMENT TO SALES AGREEMENT (the "Agreement" or the "Second Amendment"), is made and entered into as of ______ day of September, 1996, by and between VIRGIL R. WILLIAMS AND JAMES N. WILLIAMS, individual residents of the State of Georgia (hereinafter called "Seller"), and EASLAN CAPITAL OF ATLANTA, INC., a Georgia corporation (hereinafter called "Buyer").


                           STATEMENT OF BACKGROUND

      Seller and Buyer entered into that certain Sales Agreement dated February 28, 1996 (the "Original Contract"), concerning the sale and purchase of certain real property located in Gwinnett County, Georgia, known as Country Walk Apartments, and certain adjacent unimproved property, which property is more fully and particularly described in the Original Contract (the "Property"). Seller and Buyer have previously agreed to modify and amend the Original Contract pursuant to the terms of that certain First Amendment to Purchase and Sale Agreement dated April 25, 1996 (the "First Amendment", the Original Contract as amended by the First Amendment, hereinafter referred to as the "Contract").

      Buyer and Seller have agreed to further modify and amend the Contract in accordance with this Second Amendment.


                           STATEMENT OF AGREEMENT

      NOW, THEREFORE, for and in consideration of the mutual promises contained herein and the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

      1. AMENDMENT OF CONTRACT. Seller and Buyer do hereby modify and amend the Contract to provide the following:

      (a) The Contract shall be amended by deleting Section 2 of the Contract in its entirety and substituting in lieu thereof as follows:

      2. PURCHASE PRICE. The Purchase Price of the Property shall be Three Million Six Hundred Thousand Dollars ($3,600,000), subject to adjustment as follows:

            (a) The Purchase Price is based on Purchaser's development plan for construction of 200 new apartment units on the Property. If Purchaser, during the development of its project or at any time during the five (5) years following Closing (as hereafter defined), constructs any inhabitable apartment units for which Purchaser receives a certificate of occupancy in excess of 200 new apartment units (not counting the existing 40 units that Purchaser is acquiring as part of the transaction), then Purchaser shall be obligated to pay Seller, as an additional component of the Purchase Price, an amount equal to the product of $8,000 multiplied by the number of new units in excess of 200. Such additional Purchase Price shall be payable upon Purchaser's receipt of a certificate of occupancy for such units. For purposes of this section, Purchaser shall be deemed to include Purchaser and any successor-in-interest to Purchaser and shall include any and all parties owning any interest in the Property during the five (5) year period described above; and any liability for additional compensation hereunder shall be joint and several among the parties, if more than one, owning an interest in the Property at the time the additional compensation becomes due and payable.

            (b) The Purchaser Price shall be increased by fifty (50%) percent of any amount by which the Adverse Site Reserve (hereafter defined) exceeds the total costs (subject to the following conditions) associated with satisfaction of the Adverse Site Conditions (hereafter defined). As used herein, "Adverse Site Reserve" shall be an amount equal to $352,402.00, which is Purchaser's estimated amount of costs that it will incur to satisfy the Adverse Site Conditions. As used herein, "Adverse Site Conditions" shall mean all conditions that cause the cost incurred by Purchaser for all site-related elements of its project to be in excess of the cost that Purchaser would incur if all site-related elements were hypothetically consistent with the assumptions normally utilized by contractors in the Atlanta market (e.g., all soils are clean, compatible and, once stripped and grubbed, free of organic materials; the cuts and fills balance; topsoil does not exceed 6 inches on average, etc.). Adverse Site Conditions shall include without limitation areas in need of demucking or soil stabilization measures, rippable rock, mass rock, undercutting and an imbalance in available compatible soils. The site-related elements of the project shall include without limitation the process of clearing, grubbing, grading, installing all utility lines of any type, constructing improvements, and landscaping on the Property.

            As to Purchaser's use of funds in the Adverse Site Reserve, the following conditions shall apply:

                  (i) Purchaser shall use reasonable best efforts to minimize the costs incurred in performing the work required by Purchaser to correct any Adverse Soil Conditions (the "Work"). In its efforts to minimize the costs incurred in performing the Work, Purchaser shall, at a minimum, solicit bids from at least two contractors suggested by Seller (such contractors to be qualified to perform the Work both financially and in terms of quality of work) in addition to any other bids Purchaser shall choose to solicit. Seller acknowledges that the Work is a portion of other site work to be performed on the Property and that the cost of the Work will be only one portion of the overall cost for site work at the Property; Seller further acknowledges that the bids solicited shall be for the entire site work. Purchaser agrees that the bids solicited shall set forth by line item/unit pricing within the overall bid the costs associated with the Work. Seller shall have the right to review any and all information available to Purchaser in connection with such work, and shall, specifically, have the right to review all bids and other proposals solicited by or otherwise available to Purchaser in connection with the Work, but Seller shall not have any right to prevent Purchaser from proceeding with any part of the Work. Purchaser covenants and agrees to use good faith in soliciting the bids for the Work and the other site work such that the line item/unit pricing for each portion of the site work, including the Work, accurately reflects the actual costs for such work in relation to the costs for all of the site work. Purchaser shall insure that the Work shall be performed in a good and workmanlike manner and in substantial compliance with all applicable governmental requirements. Purchaser acknowledges that in connection with Seller's execution hereof and Seller's agreement to the terms and provisions hereof with respect to the Adverse Site Reserve, Seller has reviewed and has relied upon the soil report dated May 23, 1996, prepared by Atlanta Testing & Engineering. Purchaser shall obtain lien waivers in connection with such Work.

                  (ii) Should the costs for the Work exceed the amount in the Adverse Site Reserve, Purchaser shall be responsible for the excess, Seller having no obligations whatsoever to expend any funds for such Work. Notwithstanding the above, Purchaser shall be obligated to complete and pay for the Work.

                  (iii) Should the Work be completed at a price less than the amounts held in the Adverse Site Reserve, fifty (50%) percent of the balance shall be disbursed to Seller at such time as the Work is completed in full.

                  (iv) Documentation reasonably satisfactory to Seller and Purchaser shall be executed at Closing setting forth the aforementioned terms.

      (b) The Contract shall be further amended by deleting Section 21 of the Contract in its entirety and substituting in lieu thereof the following:

            21. SELLER'S OBLIGATIONS. It is expressly understood and agreed that the Seller and Purchaser, at Purchaser's cost (not to be unreasonably incurred by Seller), shall endeavor using reasonable best efforts to cause Gwinnett County to abandon the public road located on the Property (the "Road Abandonment"). The date of recordation of the applicable abandonment documentation is herein referred to as the "Road Abandonment Date". In addition, Seller shall endeavor using reasonable best efforts to cause the removal of asbestos from the existing buildings on the Property. All such asbestos shall have been removed from the existing buildings on the Property in accordance with all federal, state and local laws and regulations through an asbestos removal contractor reasonably satisfactory to Purchaser before Purchaser shall have an obligation to close the purchase of the Property. the date of the completion of removal of the asbestos from the existing buildings on the Property in accordance with all federal, state and local laws and regulations through an asbestos removal contractor reasonably satisfactory to Purchaser is referred to herein as the "Asbestos Removal Date".

      (c) The Contract shall be further amended to provide that as of the date of the execution of the Second Amendment all Earnest Money (totaling $25,000.00) shall be deemed to be and shall be non-refundable to Purchaser for any reason other than (i) failure of Seller to consummate the transaction by delivery of a Limited Warranty Deed to Purchaser or any other closing document required under the Contract or (ii) failure of Seller to complete the Road Abandonment or the asbestos removal on or before October 31, 1996, it being agreed and acknowledged by Purchaser that Purchaser has waived any and all contingencies in connection with the Contract, including, without limitation, all title matters previously objected to by Purchaser, any and all survey objections under the Contract, the feasibility contingency set forth in Section 13 of the Contract and the contingencies set forth in Section 20 of the Contract. The parties acknowledge and agree that the intent of the amendment set forth hereinabove is that all Earnest Money shall be nonrefundable except in the case of (i) failure of Seller to deliver title (in the status as held by Seller) to the Property to Purchaser or any other closing document required under the Contract or (ii) failure of Seller to complete the Road Abandonment or the asbestos removal on or before October 31, 1996.

      (d) The Contract shall be further amended by amending Section 6 of the Contract to provide that the "date of closing" or "Closing" shall be the latest of thirty (30) days after the (i) Road Abandonment Date; (ii) the Asbestos Removal date; or (iii) the date of execution of the Second Amendment. Time is of the essence hereof.

      (e) The Contract shall be further amended by adding a new Section 22 as follows:

            22. SELLER'S OPTION TO CONVERT SALE CONTRACT INTO SUBSCRIPTION FOR OWNERSHIP INTEREST. It is contemplated that at or prior to Closing, Purchaser will assign all of its right, title and interest in this Contract to Amli Residential Properties, L.P. ("Amli"). Notwithstanding anything to the contrary contained herein, and as inducement to enter into the Second Amendment, without which inducement Seller would be unwilling to do so, the parties acknowledge and agree that Seller shall have the option, exercisable in its sole discretion, which may be exercised arbitrarily, to convert by November 8, 1996, the purchase and sale of real estate obligations contained in this Contract into a subscription agreement to contribute its interest in the Property to Amli in consideration for operating units ("Units") of Amli upon the following terms and conditions and subject to the approval of the following by the board of trustees for Amli Residential Properties Trust (the "Trust"), which approval shall be obtained by and evidence thereof delivered to Seller by no later than November 7, 1996:

            (a) Seller shall be entitled to contribute the Property, valued for contribution purposes at $3,600,000, to Amli, and in lieu of cash, become an owner of units in Amli.

            (b) The value of the Property for purposes of determining Seller's equity participation shall be reduced by (i) any current debt on the Property, (ii) any costs which would have been the responsibility of Seller in a sale transaction, e.g., brokerage commission, Georgia real estate transfer tax, credits for prorations, et al., and shall be increased by any amounts added to the compensation due Seller pursuant to Section 2(a) and (b) above (the value as adjusted pursuant to this provision herein referred to as the "Adjusted Value"). All such costs, including the satisfaction of any existing mortgage on the Property, shall be paid by Amli at Closing.

            (c) In consideration for the contribution of the Property, Amli shall issue to Seller the number of whole or fractional Units, valued at the average closing price for Amli Shares (defined below) as reported in the Wall Street Journal for the five (5) business day period immediately preceding Closing, necessary to equal the Adjusted Value of the Property. Seller, as owner of the Units, shall be entitled to a dividend equal in all respects, including without limitation, amount, payment preference, and reinvestment rights, to the dividends (prorated for the initial quarter of Seller's ownership of such Units) payable to owners of common shares of beneficial interest in the Trust as are currently traded on the New York Stock Exchange ("Amli Shares"), so long as the Units are outstanding.

            (d) Such Units shall be convertible at any time into Amli Shares. Except as set forth below, the aforesaid conversion right shall be on a one for one basis and shall be absolute and unconditional upon notice for Seller. In the event that, upon Seller's request for conversion, the Amli Shares to be received in conversion of the Units are "restricted securities" within the meaning of Rule 144 promulgated by the Securities Act of 1933, as amended (the "Securities Act"), and during the 90 day period after Seller's request for conversion of such Units by Seller if the Trust does not successfully file a Registration Statement under the Securities Act for the resale of the Amli Shares to be issued to Seller upon conversion, the Seller shall have the right, but not the obligation, to purchase such shares in Purchaser for cash in an amount equal to the number of shares so put, multiplied by the average closing price on the New York Stock Exchange for such shares for the five (5) business day period immediately preceding the first business day prior to the date of Seller's exercise of the conversion right, and the cash shall be paid to Seller within thirty (30) days of receipt of written notice to Seller of such put.

Further, should the Amli Shares to be received in conversion of the Units be "restricted securities" as described above and during the 90 day period after Seller's request for conversion of such Units by Seller if the Trust does successfully file a Registration Statement under the Securities Act for the resale of the Amli Shares to be issued to Seller upon conversion, then the rate of conversion, instead of being a one for one exchange, will be calculated such that the number of whole or fractional Amli Shares received by Purchaser shall be adjusted to reflect any difference in the average closing price on the New York Stock Exchange for such shares for the five (5) business day period immediately preceding the first business day prior to the date of (i) Seller's exercise of the conversion right and
(ii) the successful registration under the Securities Act of the Amli Shares, it being the intention of the parties that Seller will receive Amli Shares in total aggregate value equal to the value that would have been received (on the basis of number of Units owned immediately prior to conversion multiplied by average closing price for the previous five business day period) on the date of Seller's exercise of the conversion right. The Trust will, within 90 days after the Closing Date, endeavor using reasonable best efforts to file a Registration Statement under the Securities Act for the resale of the Amli Shares issued to Seller upon conversion. Seller's conversion and put rights shall be embodied in final form either in the Contract or in an agreement to be delivered at the Closing. Seller's put rights shall terminate at such time as the Amli Shares to be issued to Seller upon conversion have been registered and are no longer "restricted securities". Seller shall represent and warrant to Purchaser that it is an "accredited investor" as defined under Regulation D promulgated under the Securities Act and shall made such additional representations and warranties to Purchaser as Purchaser may deem reasonable necessary to confirm that the issuance of the Units pursuant to the terms hereof complies with the Securities Act and all applicable securities laws. Any transfer or pledge of the Units by Seller shall be subject to the restrictions set forth in Article XI of the Partnership Agreement of Amli Residential Properties, L.P. and to compliance with applicable laws including securities laws.

            (e) The Units issued to Seller shall be in form and substance satisfactory to Seller and its counsel, and written documentation regarding the conversion right from Units to Amli Shares whether in the form of a warrant, option or other such document, shall be subject to the approval of Seller and its counsel. Seller shall be made a party to the partnership agreement for Amli, which document shall be in form and substance satisfactory to Seller and its counsel. Amli agrees to make available to Seller any documentation reasonably necessary in order for Seller to make an informed decision as to its rights under this Section 22.

            (f) Should Purchaser or Amli be unable to comply with the terms of this Section 22 by Closing for any reason whatsoever, Seller shall have the right to terminate the Contract by written notice to Purchaser given at any time prior to Closing.

      2. RATIFICATION. Seller and Purchaser do hereby ratify and confirm their respective obligations under the Contract, as modified and amended by the Amendment and by this Second Amendment, and agree that except as modified and amended by the Amendment and this Second Amendment, the Contract is and shall remain in full force and effect in the form as previously executed and delivered.

      3. MISCELLANEOUS. Time is of the essence of this Agreement, This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement amy be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together will constitute one and the same instrument. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or thorough its agents prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against Seller and Purchaser and their respective heirs, legal representatives, successors and assigns, as the case may be.



                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Second Amendment to be executed and delivered under seal by their duly authorized officers of representatives as of the date set forth hereinabove.


                              SELLER:


                              /s/  VIRGIL R. WILLIAMS [SEAL]
                              ------------------------------
                              Virgil R. Williams


                              /s/ JAMES M. WILLIAMS   [SEAL]
                              ------------------------------
                              James M. Williams


                              BUYER:

                              EASLAND CAPITAL OF ATLANTA, INC.

                              By:   /s/ KENT S. LEVENSON
                                    ------------------------------
                                    Kent S. Levenson, President


                                          [ CORPORATE SEAL ]





                     [SIGNATURES CONTINUE ON NEXT PAGE]

                              Solely for the purpose of acknowledging its
obligations under Section 22 of the Contract, but only effective upon assignment by Purchaser of its rights under the Contract to the undersigned.


                              AMLI RESIDENTIAL PROPERTIES, L.P.
                              By:   Amli Residential Properties Trust,
                                    a real estate investment trust


                              By:   /s/ PHILIP N. TAGUE
                                    ------------------------------
                                    Philip N. Tague

                              Title: Executive Vice President
                                    ------------------------------

                     THIRD AMENDMENT TO SALES AGREEMENT

      THIS THIRD AMENDMENT TO SALES AGREEMENT (the "Agreement" or the "Second Amendment"), is made and entered into as of the ______ day of
           , 1997, by and between VIRGIL R. WILLIAMS AND JAMES N. WILLIAMS, individual residents of the State of Georgia (hereinafter called "Seller"), and EASLAN CAPITAL OF ATLANTA, INC., a Georgia corporation (hereinafter called "Purchaser").


                           STATEMENT OF BACKGROUND

      Seller and Purchaser entered into that certain Sales Agreement dated February 28, 1996 (the "Original Contract"), concerning the sale and purchase of certain real property located in Gwinnett County, Georgia, known as Country Walk Apartments, and certain adjacent unimproved property, which property is more fully and particularly described in the Original Contract (the "Property"). Seller and Purchaser have previously agreed to modify and amend the Original Contract pursuant to the terms of (i) that certain First Amendment to Purchase and Sale Agreement dated April 25, 1996 (the "First Amendment") and (ii) that certain Second Amendment to Sales Agreement dated September 1996, among Seller, Purchaser and (for certain purposes), Amli Residential Properties, L.P. ("Amli") (the "Second Amendment"; and together with the First Amendment, the "Prior Amendments"; the Original Contract as amended hereinafter referred to as the "Contract").

      Purchaser, Amli and Seller have agreed to further modify and amend the Contract in accordance with this Third Amendment.


                           STATEMENT OF AGREEMENT

      NOW, THEREFORE, for and in consideration of the mutual promises contained herein and the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

      1. AMENDMENT OF CONTRACT. Seller and Purchaser do hereby modify and amend the Contract to provide the following:

      (a) The Contract shall be amended by deleting Section 2 of the Contract in its entirety and substituting in lieu thereof the following:

            2. PURCHASE PRICE. The Purchase Price of the Property shall be Three Million Six Hundred Twenty Thousand Dollars ($3,620,000), subject to adjustment as follows:

                  (a) The Purchase Price is based on Purchaser's development plan for construction of 216 new apartment units on the Property. If Purchaser, during the development of its project or at any time during the five (5) years following Closing (as hereafter defined), construction any inhabitable apartment units for which Purchaser receives a certificate of occupancy in excess of 216 new apartment units (not counting the existing 40 units that Purchaser is acquiring as part of the transaction), then Purchaser shall be obligated to pay Seller, as an additional component of the Purchase Price, an amount equal to the Product of $8,000 multiplied by the number of new units in excess of 216. Such additional Purchase Price shall be payable upon Purchaser's receipt of a certificate of occupancy for such units. For purposes of this section, Purchaser shall be deemed to include Purchaser and any successor-in-interest to Purchaser and shall include any and all parties owning any interest in the Property during the five (5) year period described above; and any liability for additional compensation hereunder shall be joint and several among the parties, if more than one, owning an interest in the Property at the time the additional compensation becomes due and payable. This obligation shall be documented in a manner satisfactory to Seller in its sole discretion.

      (b) The Contract shall be amended by deleting Section 4 of the Contract in its entirety and substituting in lieu thereof the following:

            4. METHOD OF PAYMENT. The Purchase Price shall be paid in cash, good funds or cashier's check at closing, or Purchaser agrees that, upon request by Seller, Purchaser will cooperate with Seller in such a manner as to permit Seller to convey the Property or undivided interests therein as (i) part of a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, or (ii) as a capital contribution to Amli in exchange for partnership units, or both.

      (c) The Contract shall be further amended to provide that on or prior to the date of the execution of the Third Amendment, Purchaser shall make an additional earnest money deposit of $50,000, and that following such deposit, all Earnest Money (totaling $75,000.00) shall be deemed to be and shall be non-refundable to Purchaser for any reason other than Purchaser's failure to obtain an agreement executed by the Owners and Mortgagee of Gwinnett Garden Apartments to grant Purchaser an easement across their Property to Bethany Church Road, in form acceptable to Amli, or failure of Seller to consummate the transaction by delivery of a Limited Warranty Deed to Purchaser or any other closing document required under the Contract. It is agreed and acknowledged by Purchaser that Purchaser has waived any and all other contingencies in connection with the Contract, including, without limitation, all title matters previously objected to by Purchaser (all of which are hereby expressly deemed part of the "Permitted Title Exceptions" hereunder), any and all survey objections under the Contract, the feasibility contingency set forth in Section 13 of the Contract, the contingencies set forth in Section 20 of the Contract, and the performance of the Seller's Obligations as set forth in Section 21 of the Contract. The parties acknowledge and agree that the intent of the amendment set forth hereinabove is that all Earnest Money shall be nonrefundable except in the case of Purchaser's failure to obtain an agreement executed by the Owners and Mortgagee of Gwinnett Garden Apartments to grant Purchaser an easement across their property to Bethany Church Road, in form acceptable to Amli, or failure of Seller to deliver title (in the status as held by Seller) to the Property to Purchaser or any other closing document required under the Contract.

      (d) The Contract shall be further amended by amending Section 6 of the Contract to provide that the "date of closing" or "Closing" shall be on or before March 12, 1997. Time is of the essence hereof.

      (e) The Contract shall be further amended by deleting the fourth sentence of Section 11 of the Contract in its entirety and substituting in lieu thereof the following: "Seller shall pay a commission in the amount of $186,000 and said commission shall be divided equally between Belkofer & Company, Inc. and Williams-Adair Realty Corp."

      (f) The Contract shall be further amended Section 22 of the Contract to provide the following:

            (i) Seller has elected, and Purchaser and Amli acknowledge and accept such election, for James N. Williams to contribute to Amli as part of the conveyance contemplated by the Contract and in Lieu of receipt of cash proceeds from Purchaser as to the amount described below, an undivided 30% interest in the Property valued at $1,100,000 in exchange for Units in a number to be determined pursuant to Section 22(c) of the Contract.

            (ii) The remainder of the undivided interest in the Property shall be conveyed by Seller a 50% undivided interest to be conveyed by Virgil R. Williams and a 20% undivided interest to be conveyed by James N. Williams) for cash proceeds based on the Purchase Price, less $1,100,000, as adjusted pursuant to Section 6 of the Contract related to closing costs and property assessments.

            (iii) Amli represents and warrants that such the capital contribution described above has been approved by the board of trustees for Amli Residential Properties Trust (the "Trust"), and evidence thereof shall be delivered to Seller no later than two (2) business days following the execution of the Third Amendment by all parties.

            (iv) Except as modified hereby, all terms of Section 22 shall remain in full force and effect.

      (g) The Contract shall be further amended by adding a new Section 23 as follows:

            23. CONVEYANCE BY MULTIPLE LIMITED WARRANTY DEEDS. Purchaser acknowledges and agrees that in order to effectuate the various tax effects that Seller desires by use of some combination of cash, Section 1031 exchanges, and capital contributions, Seller may, at its sole option, convey the Property to Purchaser in one or more limited warranty deeds conveying undivided interests in the Property so long as Seller shall, in the aggregate, convey 100% of the undivided interests in the Property and Purchaser's title insurer will insure to Purchaser that it has a 100% undivided interest in fee simple to the Property subject only to the Permitted Title Exceptions.

      2. RATIFICATION. Seller and Purchaser do hereby ratify and confirm their respective obligations under the Contract, as modified and amended by the Prior Amendments and by this Third Amendment, and agree that except as modified and amended by the Prior Amendments and this Third Amendment, the Contract is and shall remain in full force and effect in the form as previously executed and delivered.

      3. MISCELLANEOUS. Time is of the essence of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against Seller and Purchaser and their respective heirs, legal representatives, successors and assigns, as the case may be.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Third Amendment to be executed and delivered under seal by their duly authorized officers or representatives as of the date set forth hereinabove.



                              SELLER:


                              /s/  VIRGIL R. WILLIAMS [SEAL]
                              ------------------------------
                              Virgil R. Williams


                              /s/ JAMES M. WILLIAMS   [SEAL]
                              ------------------------------
                              James M. Williams






                     [SIGNATURES CONTINUE ON NEXT PAGE]

                              PURCHASER:

                              EASLAND CAPITAL OF ATLANTA, INC.

                              By:   /s/ KENT S. LEVENSON
                                    ------------------------------
                                    Kent S. Levenson, President


                                          [ CORPORATE SEAL ]



                              Solely for the purpose of acknowledging its
obligations under Section 22 of the Contract, but only effective upon assignment by Purchaser of its rights under the Contract to the undersigned.


                              AMLI RESIDENTIAL PROPERTIES, L.P.
                              By:   Amli Residential Properties Trust,
                                    a real estate investment trust


                              By:
                                    ------------------------------
                                    Philip N. Tague

                              Title:
                                    ------------------------------


                              Solely for the purpose of acknowledging and
agreeing to the amendment of Section 111 of the Contract:


                              BELKOFER AND COMPANY, INC.

                              By:   /s/ GEORGE BELKOFER, JR.
                                    ------------------------------
                                    George Belkofer, Jr.


                              WILLIAMS-ADAIR REALTY CORP.

                              BY:   /s/ FOREST L. ADAIR
                                    ------------------------------
                                    Forest L. Adair






                           ASSIGNMENT OF CONTRACT




      FOR VALUE RECEIVED, Easlan Capital of Atlanta, Inc. ("Purchaser") hereby transfers and assigns all of its right, title and interest in and to that certain Sales Agreement for the purchase and sale of real estate located in Land Lot 54 of the 6th District, Gwinnett County, Georgia dated as of February 29, 1996 together with any and all amendments and/or modifications thereto including but not limited to First Amendment to Purchase and Sale Agreement dated as of April 26, 1996, Second Amendment to Sales Agreement dated as of September _____, 1996, and Third Amendment to Sales Agreement dated as of ___________________________, 1997
("Agreement"), by and among Purchaser and Virgil R. Williams and James M. Williams ("Sellers") to Amli Residential Properties, L.P., a Delaware limited partnership ("Assignee"). Assignee hereby accepts such assignment and assumes all of the obligations of Purchaser under the Agreement that survive the closing or settlement of same.

      This ______ day of March, 1997.


                              PURCHASER:

                              EASLAN CAPITAL OF ATLANTA, INC.
                              a Georgia corporation


                              By:   /s/ KENT S. LEVENSON
                                    ------------------------------
                                    Kent S. Levenson, President
                                    March 12, 1997

                                          (Corporate Seal)


                              ASSIGNEE:

                              AMLI RESIDENTIAL PROPERTIES, L.P.,
                              a Delaware limited partnership, whose
                              sole general partner is
                              Amli Residential Properties Trust,
                              a Maryland real estate investment trust.

                              By:   Amli Residential Properties Trust,
                                    a Maryland real estate investment
                                    trust, General Partner


                                    By:   /s/ PHILIP N. TAGUE
                                          ------------------------------
                                          Philip N. Tague

                                    Title: Executive Vice President
                                          ------------------------------